As filed with the Securities and Exchange Commission on May 4, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Donegal Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	23-2424711

(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

1195 River Road, Marietta, Pennsylvania	17547

(Address of principal executive offices)	(Zip code)
Donegal Group Inc.
2001 Equity Incentive Plan for Employees, as amended
Donegal Group Inc.
2007 Equity Incentive Plan for Employees
Donegal Group Inc.
2007 Equity Incentive Plan for Directors
(Full title of the plans)
Donald H. Nikolaus
President and Chief Executive Officer
Donegal Group Inc.
1195 River Road
Marietta, Pennsylvania 17547
(Name and address of agent for service)
(888) 877-0600
(Telephone number, including area code, of agent for service)
Copy to:
Frederick W. Dreher, Esq.
John W. Kauffman, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
(215) 979-1234
CALCULATION OF REGISTRATION FEE

Proposed
		maximum	Proposed maximum
		offering	aggregate	Amount of
Title of securities	Amount to be	price	offering	registration
to be registered	registered (1)	per share(2)	price(2)	fee
Class A common stock, $0.01 par value	5,233,333 shares	$15.225	$79,677,494.92	$2,446.10

(1)	These shares include 1,333,333 additional shares of Class A common stock under the Donegal Group Inc. 2001 Equity Incentive Plan for Employees, as amended, 3,500,000 shares of Class A common stock under the Donegal Group Inc. 2007 Equity Incentive Plan for Employees and 400,000 shares of Class A common stock under the Donegal Group Inc. 2007 Equity Incentive Plan for Directors. This registration statement shall also cover any additional shares of Donegal Group Inc. Class A common stock that become issuable under such plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Donegal Group Inc. Class A common stock.

(2)	Pursuant to Rule 457(h), the maximum aggregate offering price was calculated based upon the average of the high and low prices of Donegal Group Inc. Class A common stock on April 30, 2007, which is a date within five business days prior to the filing of this registration statement, as reported on the NASDAQ Global Select Market.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
          The following documents that we have filed with the SEC (File No. 0-15341) are incorporated by reference into this registration statement:
•	Our annual report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2007;

•	Our current reports on Form 8-K filed on April 19, 2007 and April 20, 2007, except that Items 2.02 and 9.01 contained in the latter report are not incorporated by reference into this registration statement; and

•	The description of our Class A common stock contained in our registration statement on Form 8-A, filed with the SEC on April 12, 2001, and any amendment or report filed for the purpose of updating such description.
          All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this registration statement and until the offering under this registration statement is completed will be deemed to be incorporated by reference into this registration statement and will be a part of this registration statement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this registration statement conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this registration statement, except as modified or superseded.

Item 4.	Description of Securities.
          No answer to this item is required because the class of securities to which this registration statement relates is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.
          Certain legal matters with respect to the validity of the shares of Class A common stock registered under this registration statement will be passed upon for us by Duane Morris LLP. Frederick W. Dreher, who is of counsel to Duane Morris LLP, is a member of the board of directors of our parent, Donegal Mutual Insurance Company. Mr. Dreher is the beneficial owner of 41,336 shares of our Class A common stock and 23,664 shares of our Class B common stock.

Item 6.	Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law, the law of the state under which we were organized, empowers a corporation, subject to certain limitations, to indemnify its officers and directors against expenses, including attorneys’ fees, judgments, fines and certain settlements, actually and reasonably incurred by them in any suit or proceeding to which they are parties as long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, as long as they had no reasonable cause to believe their conduct to be unlawful.
          Our by-laws provide that we shall indemnify to the fullest extent authorized by law any person made, or threatened to be made, a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact he, his testator or his intestate is or was a director, officer, employee or agent of us or served or serves any other enterprise at our request.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.
          Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Duane Morris LLP

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)

Item 9.	Undertakings.
          We hereby undertake:

          (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          (b) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     We hereby further undertake that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Pennsylvania, on May 4, 2007.

DONEGAL GROUP INC.

By:	/s/ Donald H. Nikolaus

Donald H. Nikolaus
President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald H. Nikolaus Donald H. Nikolaus	President, Chief Executive Officer and Director (principal executive officer)	May 4, 2007

/s/ Jeffrey D. Miller Jeffrey D. Miller	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	May 4, 2007

/s/ Robert S. Bolinger Robert S. Bolinger	Director	May 4, 2007

/s/ Patricia A. Gilmartin Patricia A. Gilmartin	Director	May 4, 2007

/s/ Philip H. Glatfelter, II Philip H. Glatfelter, II	Director	May 4, 2007

Signature	Title	Date

/s/ John J. Lyons John J. Lyons	Director	May 4, 2007

/s/ Jon M. Mahan Jon M. Mahan	Director	May 4, 2007

/s/ S. Trezevant Moore, Jr. S. Trezevant Moore, Jr.	Director	May 4, 2007

/s/ R. Richard Sherbahn R. Richard Sherbahn	Director	May 4, 2007

/s/ Richard D. Wampler, II Richard D. Wampler, II	Director	May 4, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Duane Morris LLP

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)